Exhibit 1

Execution Version

CONSORTIUM AGREEMENT

Dated as of February 9, 2021

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CONSORTIUM AGREEMENT

This CONSORTIUM AGREEMENT (this “Agreement”) is made and entered into as of February 9, 2021, by and among:

(a)	New Frontier Public Holding Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Sponsor”);

(b)	Carnival Investments Limited, a company affiliated with Leung Kam Chung and incorporated with limited liability under the laws of the British Virgin Islands (the “Chairman”);

(c)	Roberta Lipson, a national of the United States, Benjamin Lipson Plafker Trust, Daniel Lipson Plafker Trust, Johnathan Lipson Plafker Trust, Ariel Benjamin Lee Trust and Lipson 2021 GRAT (collectively, the “CEO”);

(d)	Max Rising International Limited, a company affiliated with Carl Wu and incorporated with limited liability under the laws of the British Virgin Islands (the “President”);

(e)	Mr. Ying Zeng, a national of the PRC (the “COO”);

(f)	Vivo Capital Fund IX (Cayman), L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Vivo”);

(g)	NF SPAC Holding Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“Nan Fung A”);

(h)	Sun Hing Associates Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“Nan Fung B,” collectively with Nan Fung A, “Nan Fung”);

(i)	Brave Peak Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“Shimao”);

(j)	Aspex Master Fund, a company incorporated with limited liability under the laws of the Cayman Islands (“Aspex”);

(k)	Smart Scene Investment Limited, a company incorporated with limited liability under the laws of Hong Kong (“Hysan”); and

(l)	LY Holding Co., Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“LY”, and together with the Sponsor, the Chairman, the CEO, the President, the COO, Vivo, Nan Fung, Shimao, Aspex and Hysan, the “Initial Members”).

The Initial Members and the Additional Parties are referred to herein each as a “Party”, and collectively, the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 1.1 hereof.

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RECITALS

WHEREAS, the Parties propose to undertake an acquisition transaction (the “Transaction”) with respect to New Frontier Health Corporation, an exempted company organized and existing under the laws of the Cayman Islands (the “Company”), pursuant to which the Parties or their Affiliates will acquire all of the outstanding Ordinary Shares not already owned by the Buyer Consortium in a going private transaction;

WHEREAS, (a) in connection with the Transaction, the Parties propose to form a new company (“Holdco”) under the laws of the Cayman Islands and, if appropriate, to cause Holdco to form a direct or indirect, wholly owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands, and (b) upon the closing of the Transaction (the “Closing”), the Parties intend for Holdco, either directly or indirectly, to hold 100% of the issued and outstanding share capital of the Company;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Parties will submit a joint, non-binding proposal letter in substantially the form attached as Schedule A hereto (as may be amended in accordance with the terms herein, the “Proposal”), to the board of directors of the Company (the “Board”) in connection with the Transaction;

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Company, including conducting due diligence of the Company and its business, (b) discussions regarding the Proposal with the Company, and (c) the negotiation of the terms of definitive documentation in connection with the Transaction, in which negotiations the Parties expect that the Company will be represented by a special committee of independent and disinterested directors of the Board (the “Special Committee”); and

WHEREAS, in connection with the submission of the Proposal to the Board, the Parties may be required to amend or file with the U.S. Securities and Exchange Commission, as applicable, a Schedule 13D disclosing their delivery of the Proposal and certain additional information.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
DEFINITIONS AND INTERPRETATIONS

Section 1.1                Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

(a)               “Acquisition Proposal” means any proposal or offer relating to any of the following (other than the Transaction): (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company or to which 10% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 10% or more of the consolidated assets of the Company and its Subsidiaries or to which 10% or more of the total revenue or net income of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company, or (v) any public solicitation of proxies in opposition to approval and adoption of a definitive agreement providing for the Transaction and approval of the Transaction by the Company’s shareholders.

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(b)               “Action” means any litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding.

(c)               “Additional Party” has the meaning ascribed to it in Section 2.4.

(d)               “Additional Shares” means with respect to a Party, Ordinary Shares or other voting share capital of the Company with respect to which such Party acquires Beneficial Ownership after the date of this Agreement (including any Ordinary Shares issued upon the exercise of any Company Options, Company Restricted Share Units or Company Warrants or the conversion, exercise or exchange of any other securities into or for any Ordinary Shares or otherwise).

(e)               “Advisors” means the advisors and/or consultants of Holdco and the Parties, in each case appointed in connection with the Transaction.

(f)                “Affiliates” of a specified person means a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person.

(g)               “Agreement” has the meaning ascribed to it in the Preamble.

(h)               “Arbitrator” has the meaning ascribed to it in Section 10.8(b).

(i)                 “Aspex” has the meaning ascribed to it in the Preamble.

(j)                 “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are Controlled by such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(k)               “Board” has the meaning ascribed to it in the Recitals.

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(l)                 “Business Day” means any day on which banks are not required or authorized to close in the City of New York, the People’s Republic of China or Hong Kong.

(m)             “Buyer Consortium” means the consortium formed by the Initial Members and any Additional Parties to undertake the Transaction.

(n)               “CEO” has the meaning ascribed to it in the Preamble.

(o)               “Chairman” has the meaning ascribed to it in the Preamble.

(p)               “Closing” has the meaning ascribed to it in the Recitals.

(q)               “Company” has the meaning ascribed to it in the Recitals.

(r)                “Company Option” means each outstanding share option issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award.

(s)                “Company Restricted Share Unit” means each outstanding restricted share unit issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to acquire Ordinary Shares upon the vesting of such award.

(t)                 “Company Warrant” means each warrant issued by the Company from time to time that entitles the holder thereof to purchase Ordinary Shares on the terms and conditions as agreed between such holder and the Company.

(u)               “Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (x) is already known to such Party or is received by such Party from a third party who is not known by such Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Proposal and any definitive documentation, including the Definitive Documents. For the avoidance of doubt, Confidential Information shall also include any information provided under Section 3.1(d), (e) and (f).

(v)               “Contemplated Ownership Percentage” has the meaning ascribed to it in Section 2.3(b).

(w)             “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or otherwise.

(x)               “COO” has the meaning ascribed to it in the Preamble.

(y)               “Covered Shares” means, with respect to a Party, all of the Existing Shares, Additional Shares (if any) and Company Warrant (if any) held by such Party, in each case, subject to any adjustment pursuant to Section 5.7.

(z)               “Definitive Documents” has the meaning ascribed to it in Section 2.1(a).

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(aa)            “Deed of Adherence” has the meaning ascribed to it in Section 2.4.

(bb)           “Discloser” has the meaning ascribed to it in Section 7.2(a).

(cc)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(dd)           “Exclusivity Period” has the meaning ascribed to it in Section 5.1.

(ee)            “Existing Shares” means with respect to a Party, the Ordinary Shares Beneficially Owned by it as of the date hereof, as set forth opposite its name on Schedule B hereto.

(ff)              “Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

(gg)           “HKIAC” has the meaning ascribed to it in Section 10.8(b).

(hh)           “Holdco” has the meaning ascribed to it in the Recitals.

(ii)              “Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China.

(jj)              “Hysan” has the meaning ascribed to it in the Preamble.

(kk)           “Initial Members” has the meaning ascribed to it in the Preamble.

(ll)              “Joint Advisors” has the meaning ascribed to it in Section 3.2(a).

(mm)      “Law” means any statute, law, ordinance, code or any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

(nn)           “Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(oo)           “LY” has the meaning ascribed to it in the Preamble.

(pp)           “Merger Agreement” means a definitive agreement and plan of merger relating to the Transaction as may be entered into by and among the Buyer Consortium and/or one or more of its Affiliates, on the one hand, and the Company, on the other hand, in the form to be agreed by such parties.

(qq)           “Merger Sub” has the meaning ascribed to it in the Recitals.

(rr)              “Nan Fung” has the meaning ascribed to it in the Preamble.

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(ss)             “Nan Fung A” has the meaning ascribed to it in the Preamble.

(tt)              “Nan Fung B” has the meaning ascribed to it in the Preamble.

(uu)           “Ordinary Shares” means, ordinary shares, par value US$0.0001 per share, of the Company.

(vv)           “Party” and/or “Parties” has the meaning ascribed to it in the Preamble.

(ww)          “Permitted Liens” has the meaning ascribed to it in Section 5.4(a).

(xx)             “Permitted Transfer” means:

(a)	a Transfer of Covered Shares by a Party to (i) an Affiliate of such Party which is Controlled by or under common Control with such Party, (ii) a member of such Party’s immediate family or a trust for the benefit of such Party’s or any member of such Party’s immediate family or (iii) any heir, legatees, beneficiaries and/or devisees of such Party; provided that, in each case, such transferee agrees to execute, prior to or concurrently with such Transfer, a Deed of Adherence in the form attached hereto as Schedule C; and

(b)	without prejudice to clause (a) above, with respect to any of Nan Fung, a Transfer of any of Covered Shares of any of Nan Fung, or any voting right or power (including right or power granted by proxy or otherwise) or economic interest therein (i) to any of the immediate family members of the direct or indirect equity holder of any of Nan Fung (“Principal Owner”), or to any person Controlled by such Principal Owner or any such immediate family members, or to any trust established for the benefit of such Principal Owner or any such immediate family members, (ii) among the Principal Owners by one to another, or to any family members of such Principal Owners, or to any person Controlled by such Principal Owner or any such family members, or to any trust established for the benefit of such Principal Owner or any such family members, (iii) insofar as any interest in such Covered Shares is held pursuant to any grant of probate or letters of administration in respect of the estate of any deceased Principal Owner, by the executors, administrators or any other similar personal representatives of such Principal Owner in accordance with the will of such Principal Owner or the applicable laws or otherwise as directed by the order of any relevant courts or tribunals of competent jurisdiction, (iv) insofar as any interest in such Covered Shares is held by or subject to any trust, by the trustees of such trust to any person Controlled by such trust, or to any other trust established for the benefit of such trust; or (v) in connection with or for the purpose of any solvent corporate reconstruction, reorganisation or restructuring within the group of companies comprising Chen’s Group International Limited and its subsidiaries; provided that, in each case, such transferee agrees to execute, prior to or concurrently with such Transfer, a Deed of Adherence in the form attached hereto as Schedule C.

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(yy)           “person” means individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

(zz)            “President” has the meaning ascribed to it in the Preamble.

(aaa)        “Proposal” has the meaning ascribed to it in the Recitals.

(bbb)       “Recipient” has the meaning ascribed to it in Section 7.2(a).

(ccc)        “Rules” has the meaning ascribed to it in Section 10.8(b).

(ddd)       “Representatives” means, with respect to any Party, such Party’s officers, directors, employees, shareholders, general partners, limited partners, accountants, consultants, financial and legal advisors, agents and other representatives.

(eee)        “Share Incentive Plan” means the New Frontier Health Corporation 2019 Omnibus Incentive Plan, as may be amended from time to time.

(fff)           “Shimao” has the meaning ascribed to it in the Preamble.

(ggg)       “Special Committee” has the meaning ascribed to it in the Recitals.

(hhh)       “Sponsor” has the meaning ascribed to it in the Preamble.

(iii)            “Subsidiary” of a Person means each other Person Controlled by such Person.

(jjj)            “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than any Party or any of its Affiliates or Representatives.

(kkk)       “Transaction” has the meaning ascribed to it in the Recitals.

(lll)            “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

(mmm)       “Vivo” has the meaning ascribed to it in the Preamble.

Section 1.2               Headings. Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

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Article II
PROPOSAL; HOLDCO OWNERSHIP

Section 2.1                Participation in Transaction.

(a)               The Parties agree to participate in the Transaction on the terms set forth in this Agreement. The Parties shall cooperate and proceed in good faith to (A) undertake due diligence with respect to the Company and its business; (B) engage in discussions with the Company regarding the Proposal; and (C) negotiate in good faith the terms of definitive documentation in connection with the Transaction (collectively, the “Definitive Documents”).

(b)               In order to facilitate the foregoing, each Party hereby authorizes and delegates to the Sponsor and the Joint Advisors the primary responsibility for negotiating with the Company (including the Special Committee) with respect to the Transaction, provided that the Sponsor shall act in good faith in discharging the foregoing responsibility by providing each other Party with a reasonable opportunity to review and provide input on the Definitive Documents and considering any such input in good faith.

Section 2.2                Proposal. On or about the date hereof, the Parties shall submit the Proposal to the Board.

Section 2.3                Holdco Ownership and Arrangements.

(a)               Prior to the execution of the Merger Agreement, the Sponsor shall incorporate Holdco and, depending on the agreed structure, shall cause Holdco to incorporate Merger Sub, and any other intermediate holding companies, in each case, under the laws of such jurisdiction(s) and as otherwise may be agreed by all of the Parties.

(b)               Unless otherwise agreed in writing by the Parties, each Party’s ownership percentage of the Company on a look-through basis immediately following the Transaction (the “Contemplated Ownership Percentage” of such Party) shall be calculated based on the proportion that (i) the amount of cash paid, and the deemed value of the Covered Shares (based on the per share cash consideration offered under the Merger Agreement to shareholders of the Company that are not Affiliated with any member of the Buyer Consortium and, if applicable, the value of the relevant Company Warrant implied by such per share cash consideration) contributed, by such Party to Holdco, bears to (ii) the aggregate value contributed or deemed contributed by all Parties to Holdco (whether in the form of cash, Covered Shares or other consideration), in each case, as contemplated by the Definitive Documents, provided, however, that prior to the execution of the Definitive Documents, the Contemplated Ownership Percentage of each Party shall be as set forth opposite such Party’s name under the heading “Fee Sharing Percentage” in Schedule B (as may be updated from time to time by the Sponsor in accordance with Section 2.4), and that the Contemplated Ownership Percentage of any Party as calculated in this Section 2.3(b), unless otherwise agreed by such Party and the Sponsor, shall be capped at the percentage as set forth opposite such Party’s name under the heading “Fee Sharing Percentage” in Schedule B (as may be updated from time to time by the Sponsor in accordance with Section 2.4). Subject to Section 5.5, the obligation of the Parties to make cash or in-kind contributions to Holdco or purchase and pay for any Holdco equity securities shall be subject to (i) the execution and delivery of the Definitive Documents, and (ii) the satisfaction or waiver of the various conditions to the obligations of Holdco to be set forth in the Definitive Documents. For purposes of this Agreement, any references to any cash or in-kind contributions to Holdco or purchase of, or payment for, any Holdco equity securities by any Party shall be deemed to include contributions or purchase by such Party either directly as a shareholder of Holdco or indirectly through a shareholder of Holdco, as the case may be. Notwithstanding anything to the contrary in this Agreement, no Party is obligated under this Agreement to contribute any cash to Holdco without the prior written consent of such Party (and any amount so consented to may not be subsequently changed except with the prior written consent of such Party).

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Section 2.4                Admission of New Consortium Members. The Sponsor may decide at its sole discretion to admit one or more additional investor(s) to the Buyer Consortium as additional party(ies); provided that, each Initial Member shall have the right, but not the obligation, to contribute additional cash to the Holdco on the same terms and conditions as applicable to such additional investor(s) such that its Contemplated Ownership Percentage is not reduced as a result of the admission of such additional investor(s). Any additional party admitted to the Buyer Consortium pursuant to this Section 2.4 shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule C (the “Deed of Adherence”), and upon its execution of the Deed of Adherence and acceptance of such Deed of Adherence by the Sponsor, such additional party shall become an “Additional Party” for purposes of this Agreement, and the Sponsor shall be entitled to update Schedule B based on the information contained in such Deed of Adherence (including by reducing the “Fee Sharing Percentage” of the other Parties set forth in Schedule B on a proportional basis as may be necessary to give effect to the “Fee Sharing Percentage” for such Additional Party) and deliver a copy of the updated Schedule B to each Party, whereupon the Schedule B so updated shall become binding on each Party. Each Party (other than the Sponsor) hereby authorizes and appoints the Sponsor to enter into such Deed of Adherence on its behalf.

Article III
PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS

Section 3.1               Information Sharing and Roles. Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by, where reasonably requested by the Sponsor in writing (and as soon as commercially practicable upon such request), (a) to the extent legally permissible, complying with any information delivery or other requirements entered into by Holdco or the Sponsor, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) participating in meetings and negotiations with the Special Committee and its advisors to the extent requested by the Sponsor, (c) executing and complying with any confidentiality and standstill agreements required by the Company, (d) subject to the confidentiality provision in Section 7.2, sharing all information reasonably necessary to evaluate the Company, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (e) subject to the confidentiality provision in Section 7.2 and to the extent legally permissible, providing the Sponsor or Holdco with all information reasonably required concerning such Party and its Affiliates or any other matter relating to such Party and its Affiliates in connection with the Transaction and for inclusion in the Definitive Documentation, (f) subject to the confidentiality provision in Section 7.2, providing timely responses to requests by the Sponsor or Joint Advisors for information, (g) applying the level of resources and expertise that is reasonably necessary and appropriate to meet its obligations under this Agreement, and (h) consulting with the Sponsor and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Company, any issuance of which shall be subject to Section 7.1. Unless the Sponsor otherwise agrees, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act) in respect of the Transaction. The Sponsor shall share with each Party material updates to drafts of the Definitive Documentations and keep each Party reasonably updated as to the status of the Transaction. Notwithstanding the foregoing, no Party is required to make available to the other Parties, the Sponsor and/or Holdco any of their internal investment committee materials or analyses or any information which it considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality.

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Section 3.2                Appointment of Advisors.

(a)               The Parties agree that the Sponsor shall be responsible for engaging (including the scope and engagement terms), terminating or changing all joint Advisors to the Buyer Consortium in connection with the Transaction (such joint Advisors to the Buyer Consortium, the “Joint Advisors”), provided that the Sponsor shall first consult with the other Parties prior to any such engagement, termination or change, and provided further that the Parties agree and acknowledge that Simpson Thacher & Bartlett LLP has been selected by the Buyer Consortium as the U.S. legal counsel to represent the Buyer Consortium in connection with the Transaction and shall be a “Joint Advisor” under this Agreement.

(b)               Except as otherwise provided in Section 3.2(a), if a Party requires separate representation in connection with specific issues arising out of the Transaction, such Party may retain other Advisors to advise it, provided that such Party shall (i) provide prior notice to other Parties of such retention and (ii) subject to Section 4.1(a), be solely responsible for the fees and expenses of such separate Advisors unless each Party agrees in writing that the fees and expenses incurred by such separate Advisor will be treated as the transaction expenses of the Buyer Consortium and reimbursable pursuant to Article IV.

Section 3.3               Approvals. Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Party to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction., provided that in no event shall any Party be required to negotiate, agree to or accept any sale, divestiture, license or disposition of any of its or its Affiliates' assets or businesses or to agree to any limitations with respect to the conduct of its business (outside such Party’s ownership in the Company).

Article IV
TRANSACTION COSTS

Section 4.1                 Expenses and Fee Sharing.

(a)               Upon consummation of the Transaction, it is agreed by the Parties that the Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction (other than as a result of the fraud or willful breach of this Agreement by such Party), including, without limitation, the reasonable fees, expenses and disbursements of Joint Advisors retained by the Buyer Consortium (subject to Section 3.2(a) and other than fees and costs of any separate Advisors who were retained by the Parties unless and only to the extent such appointment and expenses are agreed to in advance in writing by the Parties).

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(b)               If the Transaction is not consummated (and Section 4.1(c) below does not apply), the Parties agree to share ratably based on such Parties’ Contemplated Ownership Percentage or as may otherwise be agreed among the Parties the out-of-pocket costs and expenses payable by them in connection with the Transaction incurred prior to or in connection with the termination of the Transaction, including any termination fee payable to the Company pursuant to the Merger Agreement and any fees and expenses payable to Joint Advisors retained by the Buyer Consortium (subject to Section 3.2(a) and other than fees and costs of any separate Advisors who were retained by the Parties unless and only to the extent such appointment and expenses are agreed to in advance in writing by the Parties). The Parties shall be entitled to receive, on a pro rata basis in accordance with their respective Contemplated Ownership Percentages, any termination or other fees or amounts payable, directly or indirectly, to Holdco by the Company pursuant to the Merger Agreement, net of the expenses incurred by Holdco and required to be borne by them pursuant to this Section 4.1(b).

(c)               If the Transaction is not consummated due to the breach of this Agreement by one or more Parties, then such breaching Parties shall reimburse any non-breaching Party for all out-of-pocket costs and expenses, including any termination fee payable to the Company pursuant to the Merger Agreement and any fees and expenses of Joint Advisors retained by the Buyer Consortium (subject to Section 3.2(a)) and including the fees and costs of any separate Advisors who were retained by the Parties, incurred by such non-breaching Party in connection with the Transaction, without prejudice to any rights or remedies otherwise available to such non-breaching Party.

Article V
EXCLUSIVITY; VOTING; TRANSFER RESTRICTIONS; OTHER COVENANTS

Section 5.1                 Exclusivity Period. During the period beginning on the date hereof and ending on the earlier of (i) the date that is twenty-four (24) months after the date hereof and (ii) the termination of this Agreement pursuant to Section 6.2 (the “Exclusivity Period”), each Party shall (unless otherwise agreed to or consented to in writing in advance by the Sponsor):

(a)               work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Company and its business and (ii) prepare, negotiate and finalize the Definitive Documents;

(b)               not, shall cause its Affiliates not to and shall use its reasonable best efforts to cause the Representatives of it and its Affiliates (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) not to, directly or indirectly, either alone or with or through any authorized Representatives (i) make an Acquisition Proposal, or solicit, encourage, facilitate or join with or invite any other person to be involved in the making of, any Acquisition Proposal, (ii) provide any information to any Third Party with a view to the Third Party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt finance, or contribution of Covered Shares or provision of a voting agreement, in support of any Acquisition Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transaction as contemplated under this Agreement, (v) acquire the ownership of any of the assets or businesses of the Company or any Additional Shares or any option or other right to acquire such ownership, excluding any Additional Shares that result from (x) the exercise of any Company Warrants held by such Party as of the date hereof or (y) the grant, vesting or exercise of any Company Options, Company Restricted Share Units or other equity incentive awards under the Share Incentive Plan or any other equity incentive plan adopted by the Company, (vi) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, arrangement, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 5.1(b)(i) to Section 5.1(b)(vi) or Section 5.2(a)(i) or Section 5.2(a)(ii);

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(c)               immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to an Acquisition Proposal; and

(d)               promptly notify the other Parties if it or, to its knowledge, any of its Representatives receives any approach or communication with respect to any Acquisition Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

Section 5.2                 Agreement to Vote.

(a)               Each Party hereby irrevocably and unconditionally agrees that, to the extent it Beneficially Owns any Covered Shares, at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, it shall (solely in its capacity as Beneficial Owner of its Covered Shares), and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i)                 appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Party is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

(ii)              vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of its Covered Shares (A) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Transaction and any other transactions contemplated by the Merger Agreement, (B) in favor of any other matters required to consummate the Transaction and any other transactions contemplated by the Merger Agreement, (C) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Transaction or in competition or inconsistent with the Transaction, and (D) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Transaction or any other transactions contemplated by the Merger Agreement or the performance by such Party of its obligations under this Agreement.

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(b)               Each Party shall retain at all times the right to vote or consent with respect to such Party’s Covered Shares in such Party’s sole discretion and without any other limitation on those matters, other than those limitations contained in Section 5.2(a).

Section 5.3                 Waiver of Dissenter Rights. Each Party hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Transaction and any other transactions contemplated by the Merger Agreement that such Party or any other person may have by virtue of, or with respect to, any of the Covered Shares.

Section 5.4                Prohibition on Transfer.

(a)               Subject to the terms of this Agreement, each Party covenants and agrees not to Transfer any of its Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, unless such Transfer (i) is a Permitted Transfer, (ii) has been previously approved in writing by the Sponsor, or (iii) is made pursuant to any Lien existing as of the date hereof which has been duly disclosed in such Party’s (or its Affiliate’s) filings made with the Securities and Exchange Commission as of the date hereof or to the other Parties in writing as of the date hereof (the “Permitted Liens”).

(b)               With respect to each Party, this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, the Party’s successors or assigns. No Party may request that the Company or the Company’s depositary bank register the Transfer of (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Party under this Agreement.

Section 5.5                Agreement to Rollover.

(a)               Subject to the terms and conditions set forth herein, each Party hereby irrevocably and unconditionally agrees that all of its Covered Shares shall be cancelled at the Closing for no consideration from the Company.

(b)               Immediately prior to the Closing, in consideration for the cancellation of the Covered Shares held by any Party in accordance with Section 5.5(a) and without prejudice to any additional equity securities of the Holdco that such Party may receive in respect of any cash contributions, the Sponsor shall cause Holdco to issue to such Party, and such Party shall subscribe for, immediately prior to the Closing, such number of equity securities of Holdco which, unless otherwise agreed in writing by each Party prior to the execution and delivery of the Merger Agreement, shall be calculated proportionally based on (x) the deemed value of such Party’s Covered Shares based on the per share cash consideration offered under the Merger Agreement to shareholders of the Company that are not Affiliated with any member of the Buyer Consortium and, if applicable, the value of the relevant Company Warrant implied by such per share cash consideration, which value shall be deemed to be contributed by such Party to Holdco upon the cancellation of such Covered Shares, and (y) the value contributed or deemed contributed by all Parties to Holdco (whether in the form of cash, Covered Shares or other consideration). Each Party hereby acknowledges and agrees that (i) delivery of such equity securities of Holdco shall constitute complete satisfaction of all obligations towards or sums due to such Party by the Sponsor and any of its Affiliates in respect of the Covered Shares held by such Party and cancelled at the Closing as contemplated by Section 5.5(a) above, (ii) such Party shall have no right to any consideration as provided in the Merger Agreement in respect of the Covered Shares held by such Party, and (iii) for all purposes of this Agreement, value contributed or deemed contributed by a Party to any shareholder of Holdco, which is in turn contributed or deemed contributed by such shareholder to Holdco, shall be deemed to be value contributed by such Party to Holdco, and equity securities of Holdco issued to any shareholder of Holdco, which in turn issues equity securities to a Party, shall be deemed to be equity securities of Holdco issued to such Party.

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(c)               As soon as practicable and in any event prior to the execution and delivery of the Merger Agreement, all Parties shall use commercially reasonable efforts to agree on a term sheet with respect to the key terms of shareholder rights and corporate governance of Holdco (and, if applicable, any shareholder of Holdco).

(d)               Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription by and issue of equity securities of Holdco to any Party shall take place immediately prior to the Closing or at such other time as agreement among such Party and each other Party.

(e)               No later than three (3) Business Days prior to the Closing, each Party (other than the Sponsor) shall deliver or cause to be delivered to the Sponsor all certificates representing its Covered Shares in its or its representatives’ possession for disposition in accordance with the terms of this Agreement, it being understood that such certificates and documents shall be held by the Sponsor or its authorized agent until the Closing. To the extent that any Covered Shares of any Party are held in street name, such Party shall execute such instruments and take such other actions, in each case, as are reasonably requested by the Sponsor to reflect or give effect to the cancellation of such Covered Shares in accordance with this Agreement.

Section 5.6                Additional Shares. Without prejudice to Section 5.1(b), each Party covenants and agrees to notify each member of the Buyer Consortium in writing of the number of Additional Shares Beneficial Ownership in which is acquired by each Party after the date hereof as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

Section 5.7                Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Covered Shares, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

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Section 5.8                No Inconsistent Agreements. Without the prior written consent of the Sponsor, no Party shall (a) enter into any contract or other instrument, option or other agreement (except this Agreement) with respect to, or consent to, a Transfer (other than a Permitted Transfer) of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any Lien that could prevent such Party from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares or any Permitted Liens, (c) enter into any voting or similar agreement (except this Agreement) with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares or (d) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of the Party set forth in Article IX untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Party of its obligations under, or compliance by such Party with the provisions of, this Agreement.

Section 5.9                Termination. The provisions of this Article V shall terminate and be of no further force or effect upon the expiration of the Exclusivity Period; provided that such termination shall not relieve any Party of liability for any breach of this Article V prior to such termination.

Section 5.10              Capacity as a Shareholder. The Parties agree and acknowledge that notwithstanding anything to the contrary provided herein, each Party is signing this Agreement solely in its capacity as a Beneficial Owner of the Covered Shares. Nothing in this Agreement shall limit or affect any actions taken by any Party or any Affiliates of such Party in his or her capacity as a director or officer of the Company, to the extent this Agreement could be construed to restrict the exercise by such person of his or her fiduciary duties in such capacity.

Article VI
TERMINATION

Section 6.1                Failure to Agree. If (a) the Parties are unable to agree either (i) as among themselves upon the material terms of the Transaction, or (ii) with the Special Committee on the material terms of the Transaction which the Special Committee agrees to recommend to the public shareholders of the Company, or (b) a Party is not satisfied with the results of its due diligence investigation, then, subject to the Sponsor’s consent and Section 6.3(a), any Party may cease its participation in the Transaction by delivery of a written notice to the other Parties and this Agreement shall immediately terminate with respect to such withdrawing Party.

Section 6.2                Other Termination Events. Subject to Section 6.3(b), this Agreement shall terminate with respect to all Parties upon the earliest to occur of (a) a written agreement among the Parties to terminate this Agreement, (b) the Closing and (c) termination of this Agreement in accordance with Section 6.1 by written notices by all Parties.

Section 6.3                Effect of Termination.

(a)              Upon termination of this Agreement with respect to a Party pursuant to Section 6.1, Article IV (Transaction Costs), Article V (Exclusivity; Voting; Transfer Restrictions; Other Covenants), Article VI (Termination), Section 7.2 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article IV for its portion ratably based on such Party’s Contemplated Ownership Percentage of any costs and expenses incurred by the Parties prior to the termination of this Agreement with respect to such Party, unless there was a breach of this Agreement by such Party prior to the termination, in which case Section 4.1(c) shall apply.

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(b)              Upon termination of this Agreement pursuant to Section 6.2, Article IV (Transaction Costs), Article VI (Termination), Section 7.2 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind the Parties and each of the Parties shall be liable under Article IV for its portion ratably based on such Party’s Contemplated Ownership Percentage of any costs and expenses incurred by the Parties prior to the termination of this Agreement, unless there was a breach of this Agreement by such Party prior to the termination, in which case Section 4.1(c) shall apply. Upon termination of this Agreement with respect to all Parties, the Parties shall jointly own but may use separately all of the due diligence information, advice and work product in relation to the Transactions and any Advisors appointed under this Agreement may continue to advise, separately, any of the Parties.

(c)               Other than as set forth in Section 6.3(a) and Section 6.3(b) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement.

Article VII
ANNOUNCEMENTS AND CONFIDENTIALITY

Section 7.1                Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Any announcement to be made by the Parties or their Affiliates (including Holdco and Merger Sub) in connection with the Transaction shall be jointly coordinated and agreed by the Parties.

Section 7.2                Confidentiality.

(a)               Except as permitted under Section 7.3, each Party shall not, and shall direct its Representatives, its Affiliates and Representatives of its Affiliates not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)              Subject to Section 7.2(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information at the option of the Recipient.

(c)               Each Recipient may retain in a secure archive a copy of the Confidential Information referred to in Section 7.2(b) if the Confidential Information is required to be retained by it for regulatory, compliance and internal audit purposes or in connection with a bona fide document retention policy.

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(d)               Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 7.2 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 6.1 or Section 6.2, unless otherwise agreed in writing.

Section 7.3                Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives, its Affiliates and Representatives of its Affiliates as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Sponsor, potential sources of equity and/or debt financing), but only on a confidential basis; (b) if required by applicable Law or the rules and regulations of any securities or stock exchange or Governmental Authority of competent jurisdiction over a Party, but only after the form and terms of such disclosure have been notified to the other Parties to the legally permissible extent and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

Article VIII
NOTICES

Section 8.1                Notices. Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the following address of such other Party or to such other address or facsimile number or electronic mail address as such other Party may hereafter specify for the purpose by notice to the other Parties hereto:

if to the Sponsor, to:

New Frontier Public Holding Ltd.

23/F, 299 QRC

No. 299 Queen’s Road Central

Hong Kong

Attention:      Carl Wu

E-mail:             carl@new-frontier.com

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:      Patrick J. Naughton

E-mail:            PNaughton@stblaw.com

Simpson Thacher & Bartlett LLP

3901 China World Tower

1 Jianguomenwai Avenue

Beijing 100004, China

Attention:      Yang Wang

E-mail:            Yang.Wang@stblaw.com

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if to the Chairman, to:

Carnival Investments Limited

23rd Floor, 299 QRC

Queen’s Road Central

Hong Kong

Attention:      Leung Kam Chung

E-mail:            AKCLEUNG@GMAIL.COM

If to the CEO, to:

c/o United Family Healthcare

Hengtong Office Park Building 7

Jiuxianqiao Road #10,

Beijing, P.R.China

Attention: Roberta Lipson

Email: roberta.lipson@ufh.com.cn

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza, 12th Floor

New York, New York 10004

Attention: Gary J. Simon

Telephone No.: (212) 837-6770

Facsimile No: (212) 299-6770

E-mail:            gary.simon@hugheshubbard.com

if to the President, to:

Max Rising International Limited

23rd Floor, 299 QRC

Queen’s Road Central

Hong Kong

Attention:      Carl Wu

E-mail:            carl@new-frontier.com

if to the COO, to:

23rd Floor, 299 QRC

Queen’s Road Central

Hong Kong

Attention:      Ying Zeng

E-mail:            david@new-frontier.com

if to Vivo, to:

c/o Vivo Capital LLC

192 Lytton Ave.

Palo Alto, CA 94301

Attention:      General Counsel

E-mail:            legal@vivocapital.com

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if to Nan Fung A, to:

NF SPAC Holding Limited

23rd Floor, Nan Fung Tower

88 Connaught Road Central and 173 Des Voeux Road Central, Central

Hong Kong

Attention:      Meng ZHOU

E-mail:            meng.zhou@nftrinity.com

if to Nan Fung B, to:

Sun Hing Associates Limited

23rd Floor, Nan Fung Tower

88 Connaught Road Central and 173 Des Voeux Road Central, Central

Hong Kong

Attention:      Meng ZHOU

E-mail:            meng.zhou@nftrinity.com

if to Shimao, to:

Brave Peak Limited

c/o 38th Floor, Tower One

Lippo Centre, 89 Queensway

Hong Kong

Attention:      Katherine Lam

E-mail:            lam.katherine@shimaogroup.com.hk

if to Aspex, to:

Aspex Master Fund c/o Aspex Management (HK) Limited

Rooms 606-607, St. George’s Building, 2 Ice House Street, Hong Kong

Attention:     COO and Legal Counsel

E-mail:            legal@aspexmanagement.com

if to Hysan, to:

Smart Scene Investment Limited

49/F, Lee Garden One

33 Hysan Avenue

Causeway Bay, Hong Kong

Attention:     Ricky Lui

E-mail:            ricky.lui@hysan.com.hk

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with copies to:

Baker & McKenzie

14th Floor, One Taikoo Place

979 King’s Road, Quarry Bay

Hong Kong SAR

Attention:      Derek Poon

E-mail:            derek.poon@bakermckenzie.com

if to LY, to:

LY Holding Co., Limited

Room 3008, 968 Beijing West Road

Shanghai, 200041

Attention:      Carlos Ng

E-mail:            carlos.ng@kland.com

if to any Additional Party, to the address provided under such Additional Party’s signature page to the Deed of Adherence delivered by such Additional Party.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Article IX
REPRESENTATIONS AND WARRANTIES

Section 9.1                Representations and Warranties. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require any consent, waiver or approval under, or result in any breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any Law applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any Lien of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

Section 9.2                Company Ordinary Shares. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that:

(a)              As of the date of this Agreement, it is the sole Beneficial Owner of and has good and valid title to the Existing Shares set forth opposite its name in Schedule B hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement or any Permitted Liens, or arising under the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws.

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(b)              As of the date of this Agreement, its Existing Shares and other company securities listed in Schedule B hereto constitute all of the Covered Shares Beneficially Owned or owned of record by it. Except as otherwise indicated on Schedule B hereto, the Party is and will be the sole record holder and Beneficial Owner of its Covered Shares and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement with respect to its Covered Shares.

(c)               It has not taken any action described in Section 5.8 hereof.

Section 9.3                Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section 9.1 and Section 9.2 and have been induced by them to enter into this Agreement.

Article X
MISCELLANEOUS

Section 10.1              Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 10.2              Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 10.3               Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 10.4              Amendments; Waivers. Except for updates to Schedule B made in accordance with Section 2.4, neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5               Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, however, the Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates but no such assignment shall relieve the Sponsor from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof, in each case whether by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) or otherwise.

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Section 10.6              No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venture of the other Party.

Section 10.7             Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

Section 10.8             Governing Law and Venue.

(a)              This Agreement shall be interpreted, construed and governed by and in accordance with the laws of Hong Kong without regard to the conflicts of law principles thereof.

(b)              Any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)              Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 10.8(b), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of Hong Kong.

Section 10.9             Specific Performance. The Parties agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each Party to this Agreement (a) shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 10.8, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.10            Limitation on Liability. The obligation of each Party under this Agreement is several (and not joint or joint and several).

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

NEW FRONTIER PUBLIC HOLDING LTD.

By:	/s/ Carl Wu
Name: Carl Wu
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

CARNIVAL INVESTMENTS LIMITED

By:	/s/ Leung Kam Chung
Name: Leung Kam Chung
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

ROBERTA LIPSON

By:	/s/ Roberta Lipson
Name: Roberta Lipson

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

BENJAMIN LIPSON PLAFKER TRUST
Acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Trustee

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

DANIEL LIPSON PLAFKER TRUST
Acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Trustee

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

JOHNATHAN LIPSON PLAFKER TRUST
Acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Trustee

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

ARIEL BENJAMIN LEE TRUST
Acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Trustee

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

LIPSON 2021 GRAT
Acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Trustee

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

MAX RISING INTERNATIONAL LIMITED

By:	/s/ Carl Wu
Name: Carl Wu
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

YING ZENG

By:	/s/ Ying Zeng
Name: Ying Zeng

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

VIVO CAPITAL FUND IX (CAYMAN), L.P.
By: Vivo Capital IX (Cayman), LLC, General Partner

By:	/s/ Frank Kung
Name: Frank Kung
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

NF SPAC HOLDING LIMITED

By:	/s/ TANG Chun Wai Nelson
Name: TANG Chun Wai Nelson
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

SUN HING ASSOCIATES LIMITED

By:	/s/ TANG Chun Wai Nelson
Name: TANG Chun Wai Nelson
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

BRAVE PEAK LIMITED

By:	/s/ Hui Mei Mei, Carol
Name: Hui Mei Mei, Carol
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

ASPEX MASTER FUND

By:	/s/ Li Ho Kei
Name: Li Ho Kei
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

SMART SCENE INVESTMENT LIMITED

By:	/s/ Lui Kon Wai
Name: Lui Kon Wai
Title: Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Consortium Agreement to be executed as of the date first written above.

LY HOLDING CO., LIMITED

By:	/s/ NG Ka Lam
Name: NG Ka Lam
Title: Director

[Signature Page to Consortium Agreement]